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                                                                    Exhibit 99.4



F O R    I M M E D I A T E    R E L E A S E



                                                   January 21, 1999
                                                   For more information contact:
                                                   Erin Ibele - (419) 247-2800
                                                   Ed Lange - (419) 247-2800



                   HEALTH CARE REIT, INC. ANNOUNCES RECORD NEW
                      INVESTMENTS OF $397 MILLION FOR 1998


                        TOTAL ASSETS EXCEED $1.0 BILLION

Toledo, Ohio, January 21, 1999..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today investment activity for the fourth quarter of 1998 totalled $111,749,000. For the year ended December 31, 1998, the company funded investments of $397,500,000.

The 1998 investment activity contributed to a 46 percent increase in total assets which totalled $1,073,000,000 at December 31, 1998, as compared with $734,327,000 at December 31, 1997.

Investment activity during 1998 included real property investments of $270,015,000, mortgage loans of $105,282,000 and equity related investments of $22,203,000. Funding during 1998 included $263,253,000 for 78 assisted living facilities, $94,128,000 for 28 nursing homes, $16,217,000 for eight retirement centers and $1,699,000 for two behavioral care facilities. The company funded equity related investments in eight privately held health care related companies. Aggregate funding was provided to 31 operators in 24 states.

During 1998, 20 construction projects completed the construction phase of the company's investment process. Ten facilities were converted to permanent real property investments, with an aggregate investment of $55,315,000. Ten facilities were converted to permanent mortgage loans with an aggregate investment balance of $37,515,000.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust, which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At December 31, 1998, the company had investments in 224 health care facilities in 34 states and had total assets of approximately $1.1 billion.


    For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1 800-PRO-INFO and enter the company code -- HCN.


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